Exhibit 23.5

KPMG Ltda.	Teléfono 57 (1) 6188100
Calle 90 N0. 21 - 74	Fax 57 (1) 2185490
Bogatá, D.C.	www.kpmg.com.co
INDEPENDENT AUDITORS’ CONSENT
The Board of Directors
Gran Tierra Energy Inc.:
We consent to the use of our report dated July 28, 2006, with respect to the balance sheets of Argosy Energy International, LP as of December 31, 2005 and 2004, and the related statements of income, partners’ equity and cash flows for each of the years then ended, included herein and to the reference to our firm under the heading “Experts” in the registration statement.
/s/ KPMG Ltda.
Bogotá, Colombia

December 12, 2007

KPMG Ltda., sociedad Columbiana de responsabilidad limitada y firma miembro de la red de firmas miembro independientes de KPMG afiliadas a KPMG International, una cooperative Suiza.	KPMG Ltda. Nit. 860.000.846-4